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                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               Purina Mills, Inc.
              ----------------------------------------------------
                (Name of Registrant as Specified In Its charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies: ____________
2)  Aggregate number of securities to which transaction applies: _______________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.): ______________________________
4)  Proposed maximum aggregate value of transaction: ___________________________
5)  Total fee paid: ____________________________________________________________


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid: ____________________________________________________
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4)  Date Filed: ________________________________________________________________



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                               LAND O'LAKES, INC.
                                  NEWS RELEASE

For more information contact:
      Lydia Botham, Land O'Lakes, Inc. - 651-481-2123
      Max Fisher, Purina Mills, Inc. - 314-768-4579

LAND O'LAKES AGREES TO PURCHASE PURINA MILLS

June 18, 2001 (Arden Hills, MN) ... Land O'Lakes, Inc. and Purina Mills, Inc. (NASDAQNM:PMIL) announced jointly today that they have signed a definitive merger agreement, under which Land O'Lakes will acquire Purina Mills. Under terms of the agreement, Land O'Lakes will acquire all of Purina Mills stock at a price of $23 per share in cash.

Land O'Lakes President and Chief Executive Officer Jack Gherty said the acquisition makes sense in terms of both feed industry trends and the future of Land O'Lakes feed operations. Purina Mills will become part of Land O'Lakes Farmland Feed LLC following the acquisition.

"We are bringing together well-recognized brands in different product categories, as well as complementary geography and product lines," Gherty said. "At the same time, we are building the economies of scale and critical mass necessary to compete nationally in the consolidating feed industry. This transaction clearly has positive implications for the long-term success of our farmer-owned feed system."

The Purina Mills product lines, brands, nationwide dealer network and checkerboard trademark logo will be maintained, Gherty said. The Purina Mills organization will continue to be based in St. Louis, Mo., with its own sales and marketing team.

Purina Mills Chief Executive Officer Brad Kerbs said the proposed acquisition has positive implications for Purina dealers and customers.

"Our focus has consistently been on positioning our organization and our dealers for long-term success. While pursuing that strategic intent, discussions with Land O'Lakes revealed our two organizations have a number of very valuable synergies," Kerbs said. "This transaction will create a more competitive national feed system, well-positioned to contribute to the long-term success of Purina dealers and customers."

The acquisition will deliver additional value through increased efficiency in such areas as production, distribution and purchasing, Gherty said, adding that little change is anticipated at the dealer and customer levels.

"The key to this acquisition is the fact that it brings together two organizations and two leading brands with a proven record of quality and service and a high level of customer recognition and acceptance," Gherty said. "As we work to preserve and build upon that record, we will focus on making the transition to the new organization as seamless and as smooth as possible."

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The acquisition of Purina Mills by Land O'Lakes is subject to certain conditions, including approval by the shareholders of Purina Mills, Inc. and receipt by Land O'Lakes of financing for the acquisition. Land O'Lakes was advised by, and has received a commitment for financing, subject to customary conditions, from JPMorgan.

In connection with the execution of the definitive merger agreement, GSCP Recovery, Inc., which beneficially owns approximately 28 percent of the outstanding shares of Purina Mills' common stock, has entered into a voting agreement pursuant to which, among other things, such stockholder has agreed (and has granted a proxy) to vote its shares of Purina Mills' common stock in favor of the acquisition.

Land O'Lakes (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative, with sales approaching $6 billion. Land O'Lakes does business in all fifty states and more than fifty countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the U.S.; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and local cooperatives with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.

Purina Mills (www.purinamills.com), based in St. Louis, Missouri, has 48 plants and approximately 2,300 employees nationwide. Purina Mills is permitted, under a perpetual, royalty-free license agreement from Ralston Purina Company, to use the trademarks "Purina" and the nine-square Checkerboard logo. Purina Mills is not affiliated with Ralston Purina Company, which distributes Purina Dog Chow and Purina Cat Chow brand pet foods.

IMPORTANT INFORMATION: Stockholders of Purina Mills are urged to read the proxy statement when it becomes available, and any other relevant documents filed with the SEC, as they will contain important details on the proposed acquisition. (Stockholders of Purina Mills can access documents filed with the SEC for free at the SEC's web site www.sec.gov.)

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Purina Mills or its board of directors or executive officers of any approval or action of its stockholders.

Purina Mills, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Purina Mills in connection with the acquisition. Information about the directors and executive officers of Purina Mills and their ownership of Purina Mills' stock is set forth in Purina Mills' Annual Report on Form 10-K for the fiscal year ended December 31, 2000. Stockholders of Purina Mills may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.

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CAUTIONARY STATEMENT

Certain information in this document concerning the merger is forward-looking, including statements regarding the amount of cash per share that Purina Mills' stockholders are projected to receive from the transaction. Certain information in this document concerning Purina Mills' business may also be forward-looking, including the future business prospects for Purina Mills, expectations as to the future impact of certain actions and plans Purina Mills intends to implement in its business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Purina Mills' control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the merger include, but are not limited to: the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; and the fulfillment of all of the closing conditions specified in the transaction documents. For further discussion of important risk factors that may materially affect management's estimates, Purina Mills' results and the forward-looking statements herein, please see the risk factors contained in Purina Mills' SEC filings. You also should read those filings, particularly Purina Mills' Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the period ended March 31, 2001, filed with the SEC, for a discussion of Purina Mills' results of operations and financial condition.


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June 18, 2001

Dear Purina Mills Dealers, Customers, Employees and Suppliers:

As the enclosed news release indicates, Land O'Lakes announced today that the company has signed a definitive agreement to purchase Purina Mills, Inc. The Purina Mills product lines, brands, nationwide dealer network and checkerboard trademark logo will be maintained. The Purina Mills organization will continue to be based in St. Louis with a dedicated sales and marketing organization. Purina Mills will become part of Land O'Lakes Farmland Feed LLC.

In today's highly competitive and consolidating feed industry...size, scale and operational excellence are vital to long-term success. Land O'Lakes and Purina Mills together bring these qualities, a history of feed industry success and proven reputations for outstanding dealer and customer service to this transaction.

Land O'Lakes has been in the feed business for more than 70 years and today, through its majority ownership in Land O'Lakes Farmland Feed, operates a successful commercial feed system. Land O'Lakes has based its successful feed operations on a commitment to the success of its local cooperative dealers and direct feed customers. These histories of success and customer/dealer commitments were critical factors as Purina Mills considered its future. We are confident they will translate into a continued successful relationship with Purina Mills dealers and customers.

There are several factors that make this acquisition beneficial for you:

         - You will be served by an animal nutrition organization with the critical mass, economics of scale and level of performance necessary to remain competitive...and contribute to your long-term success and stability.

         - Efficiencies created will generate cost competitiveness for nutrition products, which will benefit livestock, dairy and poultry producers.

         - Land O'Lakes has made a commitment to serving Purina Mills dealer and customers through a Purina brand-dedicated marketing and sales organization.

         - The new organization will be better positioned to distribute and serve companion animal and lifestyle market segments.

         - The transaction offers significant potential for increased efficiencies in such areas as purchasing, transportation and corporate functions.

Going forward, we are confident the joining of these companies will add strength to the Purina brand and deliver additional value to the Purina Mills dealers and customers. We will keep you informed as this transaction progresses.

With a handshake,                               Sincerely,



/s/ Brad J. Kerbs                               /s/ Robert M. DeGregorio

Brad J. Kerbs                                   Robert M. DeGregorio
Chief Executive Officer                         President
Purina Mills, Inc.                              Land O'Lakes Farmland Feed LLC

Enc.